                                                                    EXHIBIT 2.03

                                SECOND AMENDMENT
                        TO AGREEMENT AND PLAN OF MERGER

     This SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is dated as of June 15, 1998 and entered into by and between Station Casinos, Inc., a Nevada corporation (the "Company") and Crescent Real Estate Equities Company, a Texas real estate investment trust ("Crescent"), with reference to that certain Agreement and Plan of Merger, dated as of January 16, 1998, as amended, by and between the Company and Crescent (the "Merger Agreement"). Capitalized terms used in this Amendment without definition shall have the meanings set forth in the Merger Agreement.

                         AMENDMENTS TO MERGER AGREEMENT

     1.1 Amendment to Section 1.1. Section 1.1 of the Merger Agreement is hereby amended by replacing the words "(the "Surviving Corporation")" in the second line of the second sentence thereof with the words "(the "Surviving Entity")".

     1.2 Amendment to Section 1.5(d). Section 1.5(d) is hereby amended by deleting the last sentence thereof in its entirety and substituting for such sentence the following:

          Subject to the provisions of Sections 1.8 and 1.10 hereof, each share of Company Common Stock that is held by any wholly owned Subsidiary (as defined in Section 2.1) of the Company or Crescent (together, in each case, with the associated Right (as defined in Section 3.2)) shall be converted into the number of validly issued, fully paid and nonassessable Common Shares equal to the Exchange Ratio.

     1.3 Amendment to Section 2.1. Section 2.1 of the Merger Agreement is hereby amended by replacing the word "Company" in the fourth sentence thereof with the word "Crescent".

     1.4 Amendment to Section 2.17(a). Section 2.17(a) of the Merger Agreement is hereby amended by inserting in the second line thereof, after the word "Crescent," the words "neither Crescent" and by replacing the term "Company Multiemployer Plan" in the third line thereof with the term "Crescent Multiemployer Plan".

     1.5 Amendment to Section 3.6. Section 3.6 of the Merger Agreement is hereby amended by adding at the end of the last sentence thereof, after the words "as required by law", the words ", disseminated to the stockholders of the Company".

     1.6 Amendment to Section 5.8(a). Section 5.8(a) of the Merger Agreement is hereby amended by replacing the words "Company Stock Option" in the first sentence thereof with the words "option to purchase Company Common Stock (each a "Company Stock Option")", by replacing the words "and represent a fully exercisable" in the fifth line of the first sentence thereof with the word "an", by replacing the word "percent" in the ninth line of the first sentence thereof with the word "cent" and by adding at the end of the first sentence thereof, after the words "Effective Time", the words "divided by the Exchange Ratio".

     1.7 Amendment to Section 5.17. Section 5.17 of the Merger Agreement is hereby amended by replacing the reference to "Article II" in the fourth line of the fourth sentence thereof with a reference to "Article III" and by inserting in the sixth line of the fourth sentence thereof, immediately following romanette (iii), the word "unless".

     1.8 Amendment to and Obligations under Section 5.22. Section 5.22 of the Merger Agreement is hereby amended by adding at the end of such section, before the period, the phrase ", except that such agreements shall be revised (i) to add to the definition of 'Shares' set forth in Section 1 of such agreements, as a new subsection (vi), the words 'and (vi) any rights described in Exhibits A or B to the Merger Agreement and any securities underlying such rights, provided that neither such rights nor any shares issued upon exercise of such rights shall be subject to the Lock-Up Agreement provided in Section 2 of this Agreement, and provided further, that the proviso in the definition of Registrable Shares which limits the number of Shares that may be registered shall not be deemed to apply to such rights or any such securities underlying such rights, and provided further, that Crescent's covenants to register shares contained in such agreements shall extend to such rights and to any securities underlying such rights, whether issued by Crescent or by a subsidiary of Crescent', (ii) to provide that the Lock-Up Period provided in
Section 2(a) of such agreements shall expire eighteen months after January 16, 1998 and the Lock-Up Period provided in Section 2(b) of such agreements shall expire twelve months after January 16, 1998, and (iii) to replace the words 'Station Common Stock' in clause (i) of the definition of 'Shares' with the words 'Common Shares' and to insert, after the word 'date' in the third line of said definition, the words 'one day after the date'." Each member of the Ownership Group hereby confirms his obligations under and agrees to be bound by
Section 5.22 of the Merger Agreement.

     1.9 Amendment to Section 6.3(a). Section 6.3(a) of the Merger Agreement is hereby amended by inserting in the third line thereof, after the words "Effective Time," the words "each member of the Ownership Group and each of William W. Warner and Scott M. Nielson shall have performed each of his agreements contained in this Agreement required to be performed at or prior to the Effective Time".

     1.10 Amendment to Section 7.1(d). Section 7.1(d) of the Merger Agreement is hereby amended by adding, after the phrase "January 31, 1999," the phrase "(except that either party, in its discretion, shall have the right to extend the date of consummation of the Merger from January 31, 1999, to a date not later than March 31, 1999)".

     1.11 Amendment to Section 8.5. Section 8.5 of the Merger Agreement is hereby amended by adding at the end of the first sentence thereof, after the words "Convertible Preferred Stock", the words " or Redeemable Preferred Stock".

     1.12 Amendment to Schedule 3.4 of the Company's Disclosure Letter. Schedule
3.4 to the Company's disclosure letter is hereby amended by replacing the words "Merger Agreement" in the last sentence of the third item under "Loans, Credit Agreements, Etc." with the words "Participation Agreement".

     1.13 Amendment to Schedule 3.13 of the Company's Disclosure
Letter. Schedule 3.13 to the Company's disclosure letter is hereby amended by deleting the bracketed language in Item 1 under "Compliance with Environmental Laws."

     1.14 Amendment to Section 6.2 and Addition of Section 5.25. Section 6.2 of the Merger Agreement is hereby amended by deleting subsection (i). Article V of the Merger Agreement is hereby amended by adding a new Section 5.25, as follows:

          "Section 5.25 Agreement to Name Directors. Upon written request by Frank J. Fertitta III and Lorenzo J. Fertitta, delivered within three months after the Effective Time, such persons shall become members of the Board of Trust Managers of Crescent and the Board of Directors of the JV Parent."

     1.15 Amendment to Section 5.20. Section 5.20 of the Merger Agreement is hereby amended to replace the reference to "Section 6.2(i)" with a reference to "Section 5.25".

                                 MISCELLANEOUS

     2.1 Effect on Merger Agreement. On and after the date of this Amendment, each reference in the Merger Agreement to "this Agreement," "hereunder," "hereof," "herein," or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment. Except as specifically amended by this Amendment, the Merger Agreement shall remain in full force and effect and is hereby ratified and confirmed.

     2.2 Applicable Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

     2.3 Consent to Press Release. Station hereby consents to the public issuance of the press release attached hereto as Exhibit A and to the declaration of the distribution of common stock purchase rights on the terms attached hereto as Exhibit B, and confirms that such press release and declaration may be given or made without the need for any further amendment of, or consent pursuant to the Merger Agreement, so long as
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neither such press release nor the terms of such declaration are modified, supplemented or amended in a manner materially adverse to the holders of Company Common Stock or Convertible Preferred Stock. The parties hereto agree that the record dates for the distributions of the rights described in Exhibits A and B shall be set so as to permit the Conversion Price of the Convertible Preferred Stock to be adjusted pursuant to Section 7(d) of the Certificate of Resolution Establishing Designation, Preferences and Rights of $3.50 Convertible Preferred Stock of Station Casinos, Inc. to account for such distributions.

     2.4 Adjustment of Stock Options. If, based on the issuance of the subscription rights described in Exhibit B, any change or adjustment is made to the options or the terms of any of the options granted under the Crescent Stock Plans, or if any executive officer or director of Crescent shall be granted any new options in lieu on an adjustment to such options, in each case to the extent such change, adjustment or grant is based on the issuance of the subscription rights described in Exhibits A or B, then an equivalent and proportional change, adjustment or grant shall be made to the terms of each Substitute Option. No other change or adjustment shall be made to the terms of any Substitute Option based on the issuance of such subscription rights. Each member of the Ownership Group and William W. Warner, Scott M. Nielson and Glenn C. Christenson agrees, for himself, to execute the waiver attached hereto as Schedule 2.4.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

                                            STATION CASINOS, INC.

                                            By: /s/ FRANK J. FERTITTA III
                                            ------------------------------------
                                            Name: Frank J. Fertitta III
                                            Title: Chairman of the Board and
                                                   Chief
                                                 Executive Officer

                                            By:  /s/ LORENZO J. FERTITTA
                                            ------------------------------------
                                            Name: Lorenzo J. Fertitta
                                            Title: Director

                                            CRESCENT REAL ESTATE EQUITIES
                                            COMPANY

                                            By:      /s/ DAVID DEAN
                                            ------------------------------------
                                            Name: DAVID DEAN
                                            Title:

                                            SOLELY FOR PURPOSES OF SECTIONS 1.9
                                            (SECTION 5.22 OF THE MERGER
                                            AGREEMENT) AND THE LAST SENTENCE OF
                                            SECTION 2.4 OF THIS AMENDMENT:

                                                /s/ FRANK J. FERTITTA III
                                            ------------------------------------
                                            Frank J. Fertitta III

                                                 /s/ LORENZO J. FERTITTA
                                            ------------------------------------
                                            Lorenzo J. Fertitta

                                                  /s/ BLAKE L. SARTINI
                                            ------------------------------------
                                            Blake L. Sartini
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                                            SOLELY FOR PURPOSES OF THE LAST
                                            SENTENCE OF SECTION 2.4 OF THIS
                                            AMENDMENT:

                                                  /s/ WILLIAM W. WARNER
                                            ------------------------------------
                                            William W. Warner

                                                   /s/ SCOTT M NIELSON
                                            ------------------------------------
                                            Scott M Nielson

                                                /s/ GLENN C. CHRISTENSON
                                            ------------------------------------
                                            Glenn C. Christenson
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                                                                       EXHIBIT A


PRESS RELEASE                                               CRESCENT REAL ESTATE
                                                            EQUITIES COMPANY

FOR IMMEDIATE RELEASE

FORT WORTH, TEXAS
JUNE 15, 1998

                         CRESCENT REAL ESTATE EQUITIES
                      ANNOUNCES THAT 66% DIVIDEND INCREASE
                     WILL FOLLOW CLOSING OF STATION MERGER

     Crescent Real Estate Equities Company (NYSE:CEI), one of the country's largest real estate investment trusts, today announced that the board of trust managers has approved, upon completion of its pending merger with Station Casinos, Inc. (NYSE:STN), an increase in the company's quarterly dividend to $.63 per share from $.38 per share, representing an increase of approximately 66%. Crescent anticipates completion of the merger in the fourth quarter of 1998, subject to approval by Station's shareholders, gaming regulators in Nevada and Missouri and satisfaction of other closing conditions.

     Gerald W. Haddock, Crescent's president and chief executive officer commented, "In determining the new dividend amount, management and the board of trust managers considered such factors as the Company's substantial cash flow growth in the prior twelve months and near-term and long-term internal and external growth prospects, including the accretion resulting from the Station transaction. After initiating this dividend increase upon completion of the Station merger, the Company will continue to maintain a conservative payout ratio based on both funds from operations and funds available for distribution."

     Crescent also announced that, upon completion of the merger with Station, it will commence a rights offering, pursuant to which Crescent's shareholders (including the former shareholders of Station) will receive one right for each share of common stock held. Every five rights will entitle the holder thereof to purchase one share of Crescent common stock at an exercise price of $31 1/8 per share, which was the closing price of the common stock on June 12, 1998, as reported by the NYSE. Unitholders in Crescent's operating partnership will receive corresponding rights. All of the rights will be exercisable until 60 days after the record date for the distribution. The record date for distribution of the rights will follow the closing of the merger with Station. Proceeds of the rights offering will be used to fund acquisitions or to prepay outstanding borrowings. The rights offering will be made pursuant to a registration statement filed today with the Securities and Exchange Commission, following its effectiveness.

     Crescent also announced that it intends to contribute substantially all of the real estate assets acquired from Station to a new partnership (the "Casino Partnership") that will invest principally in casinos, other gaming properties and other real estate properties in Las Vegas, Nevada. Crescent initially would own all of the Casino Partnership, but expects to offer Crescent's shareholders and unitholders rights to acquire common or preferred equity interests in the Casino Partnership, or in a real estate investment trust which would hold interests in the Casino Partnership. The record date for any such offering will follow the closing of the merger with Station. Any proceeds raised through such an offering would be used to prepay indebtedness assumed in connection with the Station merger or to fund new acquisitions or developments. No decisions have been made as to the terms of any such offering, or as to what securities might be offered. The structuring of the Casino Partnership has not been finalized, and its formation is contingent upon the closing of the merger transaction with Station.

     "A rights offering currently represents the optimal manner in which to raise new equity as it provides our shareholders the ability to maintain their pro rata ownership interests in Crescent," stated Mr. Haddock. "Furthermore, because of the opportunity we have to expand the Station gaming franchise, a separately capitalized and focused gaming entity in which Crescent retains control and the majority of the ownership is the ideal structure to execute our game plan."
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     Crescent will be conducting a conference call to discuss these announcements on Monday, June 15, 1998 at 4:00 P.M. EST. To access the conference call, please dial 800/779-1743 (Code: Crescent).

     Crescent is a fully integrated real estate company which, upon completion of certain pending transactions, will own through its subsidiaries a portfolio of real estate assets, consisting of 88 office properties and 7 retail properties totaling 32 million square feet, a 38% interest in 94 refrigerated warehouse facilities, 89 behavioral healthcare facilities, 6 hotel/casino properties, 7 full-service hotels totaling 2,276 rooms, 2 destination health and fitness resorts, and economic interests in 5 residential development corporations. The office and retail properties are located primarily in 21 metropolitan submarkets in Texas and Colorado.

     For further information, please contact Dallas E. Lucas, Chief Financial Officer, Crescent Real Estate Equities Company at (817) 321-1426. Crescent is also online at www.cei-crescent.com.
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                                                                       EXHIBIT B


TERMS OF DECLARATION OF STOCK PURCHASE RIGHTS

1. Crescent will declare a distribution, to its holders of record following the Effective Time of the Merger, of one common stock purchase right with respect to each share of Crescent Common Stock, and one unit purchase right with respect to each unit of Crescent Real Estate Limited Partnership then outstanding.

2. The rights shall have a term of 60 days commencing on the record date.

3. A fixed number of common stock purchase rights, which shall be not less than
   4.75 and not more than 5, will entitle a holder to purchase one share of Crescent common stock for $31 1/8. The same number of unit purchase rights will entitle a holder to purchase one unit of Crescent Real Estate Equities Limited Partnership for $66 1/4.

4. The rights will be freely transferable and will be listed for trading on the New York Stock Exchange.

5. The record date for the distribution of rights shall be established by the board of directors of Crescent, in its discretion, so long as the record date follows the Effective Time of the Merger.
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                                                                    SCHEDULE 2.4

                                 June   , 1998

Crescent Real Estate Equities Company
777 Main Street
Suite 2100
Fort Worth, TX 76102-5325

Re:  Company Stock Options

Gentlemen:

     Pursuant to the Second Amendment to Agreement and Plan of Merger dated as
of June   , 1998, by and between Station Casinos, Inc., a Nevada corporation
(the "Company") and Crescent Real Estate Equities Company, a Texas real estate investment trust ("Crescent"), with reference to that certain Agreement and Plan of Merger, dated as of January 16, 1998, as amended, by and between the Company and Crescent (the "Merger Agreement"), this letter will confirm that the undersigned, as a holder of Company Stock Options, consents to the provisions of
Section 2.4 of such Second Amendment to Agreement and Plan of Merger, and will assert no rights relating to the Company Stock Options or Substitute Options held by the undersigned inconsistent with such amended provision.

     Capitalized terms used in this letter without definition shall have the meanings set forth in the Merger Agreement.

                                            Very truly yours,

                                            ------------------------------------